EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140576) of Fortress Investment Group LLC of our reports dated (i) April 12, 2007, with respect to the combined financial statements of Fortress Operating Group and (ii) April 12, 2007, with respect to the balance sheet of Fortress Investment Group Holdings LLC, both included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

New York, New York
April 16, 2007